EXHIBIT 99

First Commonwealth Hires Edward J. Lipkus III as Senior Vice President & Controller

Mr. Lipkus joins First Commonwealth from Valley National Bank in Wayne, New Jersey

          INDIANA, Pa., Aug. 8 /PRNewswire-FirstCall/ -- First Commonwealth Financial Corporation (NYSE: FCF) recently announced the hiring of Edward J. Lipkus III, CPA as Senior Vice President & Controller.  Mr. Lipkus will also assume the role as the Principal Accounting Officer and will be responsible for oversight and management of First Commonwealth’s accounting, reporting and taxes.

          John Dolan, Executive Vice President & Chief Financial Officer, commented, “We are pleased to welcome Ed to First Commonwealth.  Ed has a proven track record in managing the accounting and reporting function in today’s complex environment.  The skills and experience that he brings with him will be a tremendous asset to our company.”

          “I’m very happy to be joining First Commonwealth.  The organization has an incredible opportunity to grow both within and beyond its existing markets,” said Mr. Lipkus.  “And I look forward to being a part of its continued success.”

          Prior to joining First Commonwealth, Mr. Lipkus served as First Vice President, Controller, and Principal Accounting Officer for Valley National Bancorp, a $12 billion bank holding company headquartered in Wayne, New Jersey.  In this role, Mr. Lipkus oversaw all financial accounting for the organization, including SEC and regulatory reporting, investments and derivatives, acquisitions, capital markets, benefit plans, and income taxes.

          Mr. Lipkus has more than 20 years of experience in the financial services industry, including a variety of accounting and auditing positions at Mellon Investor Services; Commercial Bank of New York; and Independence Community Bank.

          Mr. Lipkus is a member of the American Institute of Certified Public Accountants (AICPA) and holds a Series 27 securities license.  He is a former instructor for the American Institute of Banking and a graduate of the Dale Carnegie Public Speaking Program.

          Mr. Lipkus earned his Bachelor of Science degree in Accounting from Upsala College and his MBA from Rutgers University.  He is a member of several civic organizations in his New Jersey community, including the YMCA of West Essex, where he served as a board member and chairman of the Finance Committee, and the Kiwanis Club of Livingston.

          Mr. Lipkus, his wife, Bernadette, and their triplets, Erin Rose, Joseph Edward, and Kristin Mary will be moving to Indiana, Pennsylvania.

          About First Commonwealth Financial Corporation

          First Commonwealth Financial Corporation is a $5.9 billion bank holding company headquartered in Indiana, Pennsylvania.  It operates 101 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company.  Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

SOURCE  First Commonwealth Financial Corporation
          -0-                                                                                08/08/2006
          /CONTACT:  John Dolan, Executive Vice President and Chief Financial Officer of First Commonwealth Financial Corporation, +1-724-349-7220/
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